Exhibit 99.1

Investor Relations: Erica Abrams The Blueshirt Group +1 415. 217.5864 erica@blueshirtgroup.com	Press: Stacy O. Mitchell JLM Partners +1 206.381.3600 stacy@jlmpartners.com

Matthew Hunt The Blueshirt Group +1 415.489.2194 matt@blueshirtgroup.com
BigBand Networks Announces New Directors
Adds Telecommunications, Cable, and Wireless Expertise to Board
REDWOOD CITY, Calif., — April 30, 2009 — BigBand Networks, Inc. (Nasdaq: BBND), a leading innovator in digital video networking, today announced the addition of Harald Braun and Michael Pohl as new members of its Board of Directors.
Harald Braun has more than 25 years of experience in the telecommunications and wireless industries, including leading business development, and global strategies at a number of large multi-national companies. Since 2008, he has served as President and Chief Executive Officer of Harris Stratex Networks, a global supplier of turnkey wireless network solutions and network management software. Prior to Harris Stratex, Mr. Braun held a number of executive positions at Nokia Siemens Networks and Siemens Corporation, including President and Chief Executive Officer of Siemens Networks LLC. He currently serves on the Board of Directors at Harris Stratex Networks. Mr. Braun’s appointment to the Board was effective April 24, 2009. In addition, he also serves as treasurer of the Alliance for Telecommunications Industry Solutions (ATIS).
Michael Pohl has more than 25 years of experience in the telecommunications and cable industries with companies integral to the development of IPTV, HDTV, On Demand, OSS and next generation advertising and infrastructure network tools. He was President of Global Strategies Group at C-COR, Inc. and prior to that, Chief Executive Officer at nCUBE Corporation. Additionally, Mr. Pohl has held executive positions at SkyConnect and Douglas Communications Corporations, and as Vice President/General Manager of the On-Demand Systems Division at ARRIS. He currently serves on the Board of Directors at Ascent Media Corporation and on the Advisory Board at Bycast. Mr. Pohl was the 2008 recipient of the National Cable and Telecommunications Association (NCTA) Vanguard Award for Associates & Affiliates. Mr. Pohl has been nominated for election as a director at BigBand’s annual meeting of stockholders to be held on May 19, 2009.
“I welcome Harald Braun to our Board and look forward to Mike Pohl joining us. Both will offer a wealth of industry knowledge and perspective to our business, planning, and strategic development efforts,” commented Amir Bassan-Eskenazi, President and Chief Executive Officer of BigBand Networks. “We are confident that their direction will enable BigBand to drive further innovation in the digital video networking industry and continue to position us for long-term success as a leader in our space.”
About BigBand Networks
BigBand Networks, Inc. (NASDAQ: BBND) provides broadband service providers with innovative network solutions designed to make it easier to move, manage and monetize video. These solutions are based on

BigBand’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, advanced advertising, video-on-demand and interactive TV. BigBand Networks’ customers include more than 200 service providers — including seven of the ten largest service providers in the U.S. — and leading cable and telco service providers in North America, Asia, Europe and Latin America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.
BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.